EXHIBIT 10(C)

                         REAL ESTATE PURCHASE AGREEMENT


         THIS REAL ESTATE PURCHASE AGREEMENT (the "Agreement") is made and entered into by and between THE HOOBERMAN COMPANY, LLC ("Purchaser") , and Realmark Property Investors Limited Partnership II, a Delaware limited partnership as of the 25th day of March, 2002 (the "Effective Date").

                                    RECITALS

         A. Seller is the owner of five (5) commercial office buildings located in East Lansing, Michigan commonly known as Northwind Office Park. The addresses of the five (5) buildings are as follows: 4970, 4990, 5000, 5020, and 5030 Northwind Drive, East Lansing, Michigan, which shall be more particularly described on a legal description to be provided by Seller to Purchaser within ten (10) days of the Effective Date and attached as Exhibit A attached hereto and made a part hereof (the "Property").

         B. The parties have entered into this Agreement in order to establish the precise terms on which the purchase and sale of said property shall be accomplished.

         NOW, THEREFORE, in consideration of the foregoing premises, in consideration of the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt and adequacy of which is hereby expressly acknowledged, the parties hereto hereby agree as follows:

         Section 1.  Purchase and Sale of Property.

                  (a) Purchaser hereby agrees to purchase and Seller hereby agrees to sell and convey to Purchaser, the Property.

                  (b) For purposes of this Agreement, the real property referred to in Subsection (a) above, together with all of the following items shall constitute the "Property" which Seller shall sell and Purchaser shall purchase pursuant to the terms hereof:

                           (i) All buildings and other improvements situated
upon said real property, if any;

                           (ii) All and singular the rights and appurtenances
pertaining to said real property, including any right, title and interest of Seller in and to easements, streets, roads, alleys and rights of way adjacent to or serving said real property;


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                           (iii) All tenant leases pertaining to the Property,
along with all contracts affecting to the Property to which Purchaser may be bound following the Closing contemplated herein.

                           (iv) Such other rights, interests, and properties as
may be specified in this Agreement to be sold, transferred, assigned or conveyed by Seller to Purchaser.

         Section 2. Purchase Price. The purchase price (the "Purchase Price") for the Property shall be Four Million Two Hundred Fifty Dollars ($4,250,000.00) adjusted in such manner as may be required pursuant to this Agreement. Said Purchase Price shall be payable as follows:

         (a) Purchaser's check for Twenty-Five Thousand Dollars ($25,000.00) shall be deposited with a national title insurance company selected by Purchaser ("Escrow Agent") within five (5) days from the Effective Date (the "Deposit"). The Deposit shall be credited against the Purchase Price at Closing or otherwise disbursed as provided by this Agreement.

         (b) Upon expiration of Purchaser's financing contingency per Section 3(d) below, and if this Agreement has not been terminated, Purchaser shall deposit an additional Twenty-Five Thousand Dollars ($25,000.00) with the Escrow Agent, which shall be credited against the Purchase Price at Closing or otherwise disbursed as provided by this Agreement.

         (c) At the Closing, Purchaser shall pay to Seller, by cashier's check, wire transfer or other immediately available U.S. funds, the amount of Four Million Two Hundred Thousand Dollars ($4,200,000.00) (subject to such prorations and adjustments provided herein), and the Deposit shall be paid to Seller by Escrow Agent, and Seller shall receive a credit against the purchase price for the Deposit at Closing.

         Section 3.  Purchaser's Contingencies.

                  a. Within ten (10) days following the Effective Date Seller shall provide copies of the following documents to Purchaser (all of which shall remain confidential and reviewed only by Purchaser, its accountants, attorneys, and lenders):

                           (i) A legal description of the Property.

                           (ii) A current rent roll dated within thirty (30)
days of the Effective Date.

                           (iii) Copies of all tenant leases affecting the
Property.
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                           (iv) Copies of all current ad valorem tax bills and a
list of utility bills pertaining to one (1) year prior to the Effective Date, along with paid receipts, if any.

                           (v) A copy of the most recent existing survey in
Seller's possession.

                           (vi) Copies of all third party agreements pertaining
to the property such as service contracts, personal property financing statements, equipment leases, etc.

                           (vii) A copy of Seller's most recent insurance policy
or binder covering the Property (the same may be within a master policy).

                           (viii) A copy of the most recent environmental report
for the Property, together with any written notices received by Seller pertaining to any environmental matters.

                           (ix) A description of any capital improvements made
to the property or contemplated during the term of this Agreement.

                           (x) Marketing materials or Property brochures
relating to the Property, if any.

                           (xi) Copies of any site plans, plot plans or floor
plans in Seller's possession or control, if any.

              If within fifteen (15) business days following the receipt by Purchaser of the aforementioned documents ("Document Review Period") Purchaser notifies Seller, in writing, that it is dissatisfied in its sole discretion with any aspect of such documents or reports, then Purchaser may elect to terminate this Agreement in which event Purchaser shall receive an immediate refund of the Deposit in full in complete termination of the rights and obligations of the parties hereunder.

              (b) Purchaser shall be permitted to conduct an updated survey of the Property during a period of time beginning on the date Purchaser receives the legal description of the Property and ending thirty (30) days thereafter. Any objections based on a survey of the Property shall be made within ten (10) days after its receipt by Purchaser. Seller shall then have a period of ten (10) days after receiving such objections, together with a copy of said survey, to advise Purchaser as to whether Seller intends to resolve any objections raised by Purchaser. If Seller cannot or shall elect not to resolve such objections, then Purchaser may elect to terminate this Agreement in which event Purchaser shall receive an immediate refund of the Deposit in full and complete termination of the rights and obligations of the parties hereunder. The foregoing notwithstanding, Purchaser's objections to its survey will be limited only to any material discrepancies between the survey and the most current survey provided by Seller.

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              (c) The parties acknowledge and agree that Purchaser intends to obtain (i) a current appraisal of the Property by an appraiser of its choosing,
(ii) a current Phase I environmental study and report concerning the Property conducted by a company satisfactory to Purchaser's lender and (iii) a physical inspection of the Property, including, without limitation, the roof, walls, plumbing, HVAC, mechanical and electrical systems (collectively, the "Reports."). Seller agrees to cooperate with Purchaser so that Purchaser may obtain the Reports as expeditiously as possible. Purchaser agrees to conduct the investigations required for such Reports so as to minimize any interference with Seller's use of the Property and to obtain the Reports as expeditiously as reasonably possible. Purchaser shall have a period of forty-five (45) calendar days following the expiration of the Document Review Period to complete the reports and any other investigations Purchaser may desire (the "Investigation Period"). If Purchaser notifies Seller in writing during the Investigation Period that it is dissatisfied, in Purchaser's sole discretion with the Property, then Purchaser may elect to terminate this Agreement by delivery of notice to Seller in which event Purchaser shall receive an immediate refund of the Deposit in full and complete termination of the rights and obligations of the parties hereunder. If no notice of dissatisfaction is given as aforesaid, the Purchaser's Investigation and right to terminate shall be deemed waived.

              (d) This Agreement is contingent upon Buyer obtaining a mortgage commitment reasonably satisfactory to Buyer within sixty (60) days after execution of this Agreement (the "Financing Contingency Period"). Buyer shall apply promptly for such commitment and shall pursue same with good faith and due diligence. If Buyer is unable to obtain such commitment within the time period set forth above, either party may thereupon terminate this Agreement and the Deposit shall be returned to Buyer.

         Section 4.  Title Commitment.

                  (a) Within ten (10) days following the Effective Date, Seller, at its sole cost and expense, shall cause to be ordered an updated title insurance commitment for an ALTA an owner's policy of title insurance ("Title Commitment"), issued by Metropolitan Title Insurance Company (the "Title Company"), agreeing to insure fee simple, indefeasible title to the Property in Purchaser, without standard exceptions, for the amount of the purchase price hereunder. Upon Purchaser's request, The Title Commitment shall also include endorsements for contiguity, zoning, and Michigan Subdivision Control Act compliance. The cost of any of the aforementioned endorsements shall be paid by Purchaser. Seller shall also cause Purchaser to be furnished true, correct and legible copies of all instruments referred to in the Title Commitment as conditions or exceptions to title to the Property, including liens. The parties agree that the title policy may contain an exception for the rights of tenants under unrecorded leases, provided that such leases have been disclosed to Purchaser as required by this Agreement.

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                  (b) At the Closing, Seller shall cause and pay the premium for a final owner's policy of title insurance to be ordered for Purchaser in accordance with the Title Commitment. Such title policy shall be issued without standard exceptions (including insurance against all construction liens) and shall contain no exceptions to title to the Property other than those approved by Purchaser pursuant to this Agreement. Purchaser may require as a condition to its obligations to purchase the Property that the title policy be an ALTA extended coverage policy rather than a standard coverage policy, in which event Purchaser shall be responsible for the cost of the title policy in excess of the cost for the standard policy. If a representative of the Title Company attends the Closing at the request of either party, for purposes including acting as a disbursement agent, marking up the Title Commitment or otherwise providing an insured closing, then in such event, Purchaser and Seller shall each pay one-half (1/2) of the Title Company's fee for such services. The parties agree that the title policy may contain an exception for the rights of tenants under unrecorded leases, provided that such leases have been disclosed to Purchaser as required by this Agreement.

         Section 5. Review of Title Commitment. After receipt of the Title Commitment, including any supplement thereto and the documents referred to therein as conditions, exceptions, or reservations to title to the Property, and the survey provided by Seller, Purchaser shall review such items and shall have a period of ten (10) days in which to provide Seller in writing such objections as Purchaser may have to anything contained or set forth in such documents or in the Title Commitment and/or Survey. Seller shall have a period of fifteen (15) days following receipt of such notice of such objections to remedy Purchaser's objections. In the event that Seller shall not have remedied Purchaser's reasonable objections to Purchaser's reasonable satisfaction within such fifteen
(15) day period, then Purchaser may terminate this Agreement whereupon the Deposit shall promptly be returned to Purchaser in full termination of this Agreement

         Section 6. Seller's Covenants, Warranties and Representations. Seller covenants, warrants and represents to Purchaser the following:

                  (a) At the Closing, Seller shall have good, marketable and indefeasible fee simple title to the Property, free and clear of all liens, conditions, exceptions or reservations, except those specifically approved by Purchaser pursuant to this Agreement.

                  (b) There are no adverse or other parties in possession of the Property, or of any part thereof, except Seller. No party has been granted any license, lease or other right relating to the use or possession of the Property or any part thereof, other than those tenants under leases which have been disclosed to Purchaser as required by this Agreement. After Seller's execution of this Agreement, Seller will not enter into any further leases or contracts relating to the Property that are materially inconsistent with current market prices and other conditions in the vicinity of the Property.

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                  (c) There is no pending or threatened litigation or
governmental action which would adversely affect the value of the Property to the Purchaser or the right of the Purchaser to acquire the Property.

                  (d) To the best of Seller's knowledge and belief, The Property has not been used for the storage or disposal of any toxic or hazardous waste, material or substance, and Seller has received no notice from any governmental authority concerning the removal of any toxic or hazardous waste, material or substance from the Property. The foregoing sentence is limited to the knowledge and belief of Joseph M. Jayson.

                  (e) Seller is not a "foreign person" as such term is used in
Section 1445(b)(2) of the Internal Revenue Code of 1986, as amended, and the related regulations thereunder. Seller agrees to execute and deliver an Affidavit that Seller is not a Foreign Person at the Closing.

         Section 7.  Purchaser's Investigation.

                  The parties acknowledge that Purchaser will be unable to evaluate the suitability of the Property for Purchaser's intended use unless Purchaser is able to investigate various aspects of the Property. Accordingly, at all times during the Investigation Period, Purchaser and Purchaser's representatives and agents shall have free access to the Property during reasonable hours for purposes of performing investigations and tests with respect to the Property; provided that all such inspections shall be conducted in the presence of such person or persons as Seller may designate, and all such inspections shall take place only following prior notice having been given to Seller. Subject to the restrictions set forth in the preceding sentence, Seller grants to Purchaser and persons designated by Purchaser the right and permission at any time after the Effective Date of this Agreement, and from time to time, to enter upon the Property to make geological, engineering or other tests (including but not limited to soil boring tests) to determine the suitability of the Property for any use or improvements which Purchaser may wish to make; provided, however, that tests and other entries upon the Property shall be so conducted as to not damage the Property. Notwithstanding anything to the contrary contained herein, all inspections conducted by Purchaser shall be conducted in the presence of such person or persons as Seller may designate, and Purchaser agrees that any information obtained during such inspections or investigations shall remain confidential and shall be shared only with Purchaser's lender and its professional advisors and consultants. Purchaser agrees that Neither Purchaser nor Purchaser's agents or representatives shall discuss the existence or nature of this Agreement with any of Seller's tenants or employees without Seller's prior consent.

         Section 8. Conditions Precedent. Purchaser's obligation to consummate the purchase of the Property shall be conditioned upon the fulfillment, or Purchaser's written waiver, of the following preconditions or contingencies:

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                  (a) Purchaser shall not have disapproved the status of title to the Property in accordance with Section 5 hereof, and the Title Company shall be in a position to issue the final owner's policy of title insurance referred to in Section 4(b) hereof.

                  (b) Purchaser shall not have terminated the Agreement due its dissatisfaction with any of the reports or documents provided by Seller under
Section 3 hereof within the Document Review Period.

                  (c) Purchaser shall not have terminated the Agreement due its dissatisfaction with the Property under Section 3 hereof within the Investigation Period.

                  (d) Seller shall use its best efforts to obtain estoppel certificates and subordination, nondisturbance and attornment agreements from all tenants of the Property on such form or forms as may be required by Purchaser's Lender. Seller shall have no obligation to obtain any such documents until the expiration of the Investigation Period (although Seller may commence obtaining same prior thereto at its option). Subject to the approval of Purchaser's lender, Seller shall have complied with the terms of this paragraph in the event that it shall obtain and deliver to Purchaser at least 90% of such estoppel certificates (based on the total square footage of the leasable space of the Property) prior to Closing. In the event that Seller is unable to comply with this Paragraph, then in such event the Deposit shall be returned to Purchaser, and neither party shall have any further liability.

                  Section 9. Taxes and Prorated Items. All taxes, special assessments assessed prior to the execution of this Agreement, and other public authority charges (such as, by way of example and not limitation, water or sewer contracts or tap in fees and paving charges) which have become a lien upon the Property as of the date of Closing shall be paid and discharged by Seller. Current taxes shall be prorated and adjusted as of the date of Closing in accordance with the due date basis of the municipality or taxing unit in which the Property is located, as those such taxes are paid in advance. Collected rents and water bills, if any, shall be prorated and adjusted as of the date of Closing. In addition, except as otherwise specifically provided in this Agreement, all other costs, fees and expenses in connection with the transaction contemplated by this Agreement (other than the legal fees of each party's counsel in negotiating, preparing and closing this Agreement, which shall be paid by each respective party) shall be prorated in accordance with accepted custom in the region where the Property is located. At the Closing security deposits maintained by Seller under any tenant leases shall be assigned to Purchaser, and all tenant payments for real estate taxes, insurance and/ or common area maintenance expenses relating to the period of time during which the Closing occurs shall be prorated. Following the Closing the parties agree that Purchaser shall not be obligated to collect any rent or other payments due under any tenant lease on Seller's behalf, and that any such amount collected by Purchaser following the Closing shall be deemed to relate to a payment or payments which fall(s) due following the Closing; The foregoing notwithstanding, any rents collected by Purchaser which are attributable to the month in which

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the Closing occurs shall by prorated and paid to Seller as and when they are collected by Purchaser; provided that any rent or payment of any kind received by Purchaser following the expiration of thirty (30) days following the Closing shall be deemed to relate to periods of time which follow the Closing. The foregoing notwithstanding, in the event that any tenant rent or other payment due is currently paid to Purchaser following the Closing, Purchaser agrees to promptly tender to Seller any rent it may receive following the Closing which is attributable to periods of time which predate the Closing.

         Section 10. Time and Place of Closing. The closing of this transaction (the "Closing") shall be held at a mutually agreeable location within thirty
(30) days following the expiration of the Investigation Period, but not earlier than the waiver, lapse or fulfillment of all preconditions or contingencies which have specific time deadlines set forth in this Agreement. Purchaser may extend the Closing Date up to an additional thirty (30) days if additional time is required by Purchaser's lender, in order to complete the closing by delivery of written notice of such extension.

         Section 11. Actions at Closing. At the Closing, the parties shall take the following actions for the purpose of consummating this transaction:

                  (a) Seller shall execute, acknowledge and deliver to Purchaser, in form and substance satisfactory to Purchaser, a covenant deed conveying indefeasible fee simple title to the Property to Purchaser, free and clear of all liens, encumbrances or other title exceptions, except those permitted pursuant to this Agreement. If Purchaser so requests, said warranty deed to be delivered to Purchaser shall specify a purchase price of "One ($1.00) Dollar and other valuable consideration", in which event a real estate transfer valuation affidavit shall be executed by either of the parties (or their agents) and delivered to the proper public authority at the time of recording said deed, as permitted in accordance with Michigan Compiled Laws Sections 207.504 and 207.511.

                  (b) Purchaser shall deliver to Seller those funds required to be paid by Purchaser pursuant to this Agreement, after prorations and adjustments, and after proper credit to Purchaser for the Deposit.

                  (c) Seller shall assign all tenant leases and contracts to Purchaser and Purchaser shall accept such assignments from Seller and assume all obligations of Seller under the leases and other contracts, in all cases in which such leases or contracts have been provided to Purchaser under the terms of this Agreement.

                  (d) Both Purchaser and Seller shall execute, acknowledge and deliver such other instruments, documents and undertakings (in customary form reasonably acceptable to Purchaser and Seller) as shall be reasonably necessary in order to consummate this Agreement fully and to bring into effect its intent and purpose.

         Section 12. Delivery of Possession. Seller shall deliver and Purchaser shall accept possession of the Property at the Closing

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         Section 13. Termination of Agreement.

                  (a) In the event the parties do not close upon the transaction contemplated hereby because of a default or breach by Seller under this Agreement, (i) Escrow Agent shall, at the request of Purchaser, promptly return the entire Deposit to Purchaser, and (ii) Purchaser may enforce specific performance of this Agreement and/or may exercise any other right or remedy which Purchaser may have at law or in equity by reason of such default or breach by Seller; provided that Purchaser shall not be entitled to seek any money damages in an amount which exceeds the sum of the amount of the Deposit, Purchaser's costs associated with the Reports and any professional fees expended by Purchaser in connection with this Agreement

                  (b) In the event the parties do not close upon the transaction contemplated hereby because of a default or breach by Purchaser under this Agreement, Seller shall be entitled to and shall receive the entire Deposit, which shall constitute liquidated damages and Seller's exclusive remedy for such default or breach by Purchaser; and the parties shall have no further liability to each other and this Agreement shall thereafter be of no further force or effect. The parties acknowledge and agree that the foregoing liquidated damages provision is intended as a reasonable estimate of the damages to be suffered by Seller as a result of a default or breach by Purchaser and that such provision does not constitute a penalty. The parties further acknowledge and agree that as a result of the foregoing, Purchaser may satisfy its obligations hereunder by, in the alternative, either (i) closing upon the transaction contemplated hereby or (ii) forfeiting the entire Deposit as provided above.

                  (c) In the event the parties do not close upon the transaction contemplated hereby as a result of circumstances other than a default or breach by Seller or Purchaser (such as, by way of example and not limitation, due to nonfulfillment of any of the preconditions or contingencies specified in Section 8 hereof which have not been waived in writing by Purchaser, then: (i) Escrow Agent shall, at the request of Purchaser, promptly return the entire Deposit to Purchaser; and (ii) the parties shall have no further liability to each other and this Agreement shall thereafter be of no further force or effect.

                  (d) In the event that either party shall notify Escrow Agent of its disagreement with the other party as to the disposition of the Deposit, then in such event Escrow Agent may continue to maintain the Deposit pending an agreement by the parties or deliver the Deposit to a court of competent jurisdiction as part of an interpleader action.

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         Section 14. Commissions. Purchaser and Seller each represent and warrant to the other that they have not entered into any agreement, incurred any obligation or know of any facts which might result in an obligation for any party to pay a sales or brokerage commission or finder's fee for this transaction. Purchaser and Seller each agree to indemnify the other against and hold the other harmless from any and all Claims arising from a breach of this representation and warranty.

         Section 15. Purchaser's Approvals and Disapprovals. Purchaser's right to satisfaction with, or approval or disapproval of, matters as provided for in this Agreement shall be in the sole discretion of Purchaser. No such satisfaction, approval or disapproval shall affect Seller's representations and warranties herein or waive any rights of Purchaser to rely upon the representations and warranties of Seller.

         Section 16. Further Assurances. From time to time, at Purchaser's request, whether on or after the Closing date and without further consideration, Seller shall execute and deliver any further instruments of conveyance and take such other actions as Purchaser may reasonably require to complete more effectively the transfer to Purchaser of the Property acquired under this Agreement.

         Section 17. Agreement Binding. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective heirs, administrators, executors, personal representatives, successors and assigns. Purchaser may, prior to the Closing, assign Purchaser's rights and obligations under this Agreement to any person or entity with Seller's consent, which consent shall not be unreasonably withheld or delayed; provided that Seller hereby acknowledges its consent to the assignment of this Agreement to an entity in which James Hooberman is a principal.

         Section 18. Waiver of Breach. A waiver by any party of a breach of any provision of this Agreement by any other party shall not operate or be construed
(a) as continuing, or (b) as a bar to, or a waiver or release of, any subsequent right, remedy, or recourse as to a subsequent event, or (c) as a waiver of any subsequent breach by that other party.

         Section 19. Entire Agreement. This Agreement contains all the covenants, promises, agreements, conditions, representations, and understandings between the parties hereto, and supercedes any prior agreements between the parties hereto, with respect to the subject matter hereof. There are no covenants, promises, agreements, conditions, representations or understandings, either oral or written, between the parties hereto, other than those set forth herein or provided for herein, with respect to the subject matter hereof.

         Section 20. Amendment. This Agreement shall not be changed orally, but only by an agreement in writing, signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

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         Section 21. Governing Law. This Agreement shall be governed by and interpreted under the laws of the State of Michigan, irrespective of where this Agreement is made and entered into.

         Section 22. Notices, Statements, Etc. All notices, statements or other communications which are required or contemplated by this Agreement shall be in writing (unless otherwise expressly provided herein) and shall be either personally served at or mailed to the last known mailing address of the person entitled thereto. In addition, a copy of each such notice, statement or communication intended for a party shall be furnished to such single additional addressee for that party as may be specified herein or specified in a like notice. All such notices, statements and other communications (or copies thereof) shall be deemed furnished to the person entitled thereto (a) on the date of service, if personally served at the last known mailing address of such person, or (b) on the date on which mailed, if mailed to such person in accordance with the terms of this Section. For purposes hereof, an item shall be deemed mailed if sent (i) by United States Postal Service, postage prepaid, by registered or certified mail, return receipt requested, (ii) by air courier service (Federal Express or the like), or (iii) by facsimile transmission (provided that a duplicate of such facsimile transmission is simultaneously sent by regular United States Postal Service mail). Any party may change the address to which such notices, statements and other communications (or copies thereof) are to be delivered or mailed, by furnishing written notice of such change to the other parties, in the manner specified above. Absent notice of any such any notice shall be addressed as follows:

         If to Seller:        Realmark Property Investors Limited Partnership II
                              2350 North Forest Road
                              Gretzville, New York  14068
                              Fax:  716-636-0466

         With a copy to:      William H. Mattrey, Esq.
                              Amigone, Sanchez, Mattrey & Marshall, LLP
                              1300 Main Place Tower Buffalo, New York 14202
                              Fax: 716-852-1344

         If to Purchaser:     The Hooberman Company
                              25307 Dequindre
                              Madison Heights, MI  48071
                              Fax:  248-543-9956

         With a copy to:      Mark Rubenfire, Esq.
                              Jaffe, Raitt, Heuer & Weiss
                              Suite 2400
                              One Woodward Avenue
                              Detroit, Michigan  48226
                              Fax:  313-965-5448

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         Section 23. Severability. Should any covenant, condition, term or provision of this Agreement be deemed to be illegal, or if the application thereof to any person or in any circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such covenant, condition, term or provision to persons or in circumstances other than those to which it is held invalid or unenforceable, shall not be affected thereby; and each covenant, condition, term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

         Section 24. Captions. Captions used herein are inserted for reference purposes only and shall not affect the interpretation or construction of this Agreement.

         Section 25. Time of Essence. Time is of the essence of this Agreement.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above


WITNESSES:                                  "PURCHASER"

                                            THE HOOBERMAN COMPANY, LLC
_____________________                       ON BEHALF OF AN ENTITY TO BE
                                            FORMED AND NOT INDIVIDUALLY

_____________________                       By: /s/ James D. Hooberman
                                                -----------------------------
                                                James D. Hooberman, President

                                            DATE EXECUTED: 3/22/02
                                                           -------


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                                            "SELLER"




                                            REALMARK PROPERTY
                                            INVESTORS LIMITED
                                            PARTNERSHIP II



____________________                        /s/ Joseph M. Jayson
                                            --------------------
                                            By: Joseph M. Jayson
                                            Its: General Partner

                                            Date Executed: 3/26/2002
                                                           ---------












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                                    EXHIBIT A

                           [INSERT LEGAL DESCRIPTION]